For period ending  06/30/97
File number 811 -  116



77(C).  Matters submitted to a vote of security holders.

a.      Annual meeting of shareholders - April 29, 1997

b.      Directors elected:

Charles H. Black, Ann S. Bowers, Malcolm R. Currie,
Jon B. Lovelace, Jr., John G. McDonald, Bailey Morris-Eck, Richard
G. Newman, William C. Newton, James W. Ratzlaff, Olin C. Robison,
William J. Spencer.

c. Ratification or rejection of the selection by the Board of Directors of Price Waterhouse LLP as the independent accountant for the year ended December 31, 1997.

Votes:   Affirmative     Against        Abstain

         809,526,806     4,938,248     25,593,912